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[LOGO] MINNESOTA
       MUTUAL LIFE



TO: The Purchaser of an Annuity Contract Under the Optional Retirement Program for State Supported Colleges and the Universities in Texas

                             AMENDMENT TO THE APPLICATION
                             ----------------------------

You have applied for a Minnesota Mutual Flexible Payment Deferred Annuity Contract under the Optional Retirement Program, to which your salary reduction contributions will be applied as purchase payments.

Under the terms of participation in the Optional Retirement Program, the State will contribute an amount in addition to you contribution. In accordance with your employer's rules promulgated under the existing statute, Minnesota Mutual will withdraw from your account and refund to your employer the State's contribution made on your behalf in the event that you do not commence your second year of participation in the Optional Retirement Program as a "faculty member", as defined in the statute. This rule applies regardless of the reason for non-participation, be it death, disability or termination of employment.



Receipt of this amendment acknowledged:



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        Applicant                                        Agent



Date:
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81-9013